Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2019 RESULTS

•	Q2 2019 net income of $4.9 million, or $0.22 per diluted share

•	Q2 2019 EBITDA was $18.3 million

•	Adjusted to exclude asset dispositions and special items, Q2 EBITDA was $8.0 million

•	The Company repurchased 1.0 million ERA shares at an average price of $7.72 per share

•	The Company signed new, multi-year contracts with its two largest customers in the deepwater Gulf of Mexico and, separately, signed new emergency response services contracts in the U.S. and Suriname

Houston, Texas
July 30, 2019
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income attributable to the Company of $4.9 million, or $0.22 per diluted share, for its second quarter ended June 30, 2019 (“current quarter”) on operating revenues of $55.5 million compared to a net loss attributable to the Company of $5.9 million, or $0.28 per diluted share, for the quarter ended March 31, 2019 (“preceding quarter”) on operating revenues of $51.3 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $18.3 million in the current quarter compared to $4.5 million in the preceding quarter. EBITDA adjusted to exclude asset dispositions and special items was $8.0 million in the current quarter compared to $5.6 million in the preceding quarter. Net losses on asset dispositions were $0.1 million in both the current quarter and preceding quarter. Special items in the current quarter consisted of $10.9 million of equity earnings related to gains on the sale of the Dart Holding Company Limited (“Dart”) joint venture, a $0.6 million loss on the sale of investments and a less than $0.1 million loss on the extinguishment of debt. Special items in the preceding quarter consisted of $1.0 million of equity losses from the Dart joint venture.
The Company generated $7.3 million of free cash flow in the first six months of 2019, continuing its track record of positive free cash flow generation since 2015. From June 1 through July 26, 2019, the Company repurchased approximately 1.0 million ERA shares for gross consideration of $7.6 million, representing an average purchase price of $7.72 per share. Separately, the Company repurchased $0.7 million of its 7.75% Senior Unsecured Notes at par.
“Era continues to generate positive free cash flow, and we were pleased to return capital to our shareholders by repurchasing approximately 5% of the previously outstanding unrestricted ERA shares,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “We continue to believe that our strong balance sheet and positive cash flow profile present multiple opportunities to create value for Era shareholders, including the potential for value-accretive consolidation opportunities.”
Contracts Update
The Company recently signed new, multi-year contracts with its two largest oil and gas customers in the deepwater Gulf of Mexico, Anadarko Petroleum Corporation and Exxon Mobil Corporation. In total, Era currently has 14 full-time, contracted medium and heavy helicopters supporting these two customers. Separately, the Company recently began a new emergency response services contract in Suriname, supporting offshore oil and gas operations in that country. In addition, the Company has signed a new emergency response services contract in the U.S., supporting a leading player in the commercial space industry. The latter contract is scheduled to commence later this year and will employ two full-time medium helicopters and two additional medium helicopters during manned mission flights.

“We are pleased by the continued trust and confidence placed in Era by our valued oil and gas customers, and our entire team is dedicated to providing them with safe, efficient and reliable helicopter services, every day,” said Mr. Bradshaw. “In addition, we are excited by the growth and diversification in our emergency response service line, with the recent contract awards in Suriname and the rapidly growing commercial space industry here in the U.S.”
Sequential Quarter Results
Operating revenues in the current quarter were $4.2 million higher compared to the preceding quarter primarily due to higher utilization of helicopters in oil and gas operations and the commencement of new dry-leasing and emergency response services contracts.
Operating expenses were $2.1 million higher in the current quarter primarily due to increased personnel, repairs and maintenance and other operating expenses.
Administrative and general expenses were consistent with the preceding quarter.
Income tax expense was $1.4 million in the current quarter compared to a benefit of $1.6 million in the preceding quarter. The expense in the current quarter was primarily due to gains on the sale of the Dart joint venture.
Calendar Quarter Results
Operating revenues in the current quarter were $2.2 million lower compared to the quarter ended June 30, 2018 (“prior year quarter”) primarily due to lower utilization of helicopters in U.S. oil and gas operations, partially offset by higher utilization in international oil and gas operations and the commencement of new dry-leasing and emergency response services contracts.
Operating expenses were $1.5 million lower in the current quarter primarily due to decreased repairs and maintenance and insurance costs.
Administrative and general expenses were $5.9 million lower in the current quarter due to the absence of professional services fees related to litigation that has now been settled.
Depreciation expense was $0.6 million lower in the current quarter primarily due to the sale of helicopters and assets that became fully depreciated subsequent to the prior year quarter.
Interest income was $0.6 million higher in the current quarter primarily due to interest earned on sales-type leases.
Foreign currency gains were $0.3 million in the current quarter compared to losses of $1.1 million in the prior year quarter. The gains in the current quarter were primarily due to the strengthening of the Brazilian real relative to the U.S. dollar.
Income tax expense was $1.4 million in the current quarter compared to a benefit $2.6 million in the prior year quarter. The expense in the current quarter was primarily due to gains on the sale of the Dart joint venture.
Net income attributable to the Company was $4.9 million in the current quarter compared to net loss attributable to the Company of $10.4 million in the prior year quarter. EBITDA was $18.1 million higher in the current quarter compared to the prior year quarter. EBITDA adjusted to exclude asset dispositions and special items was $0.6 million lower in the current quarter. Net losses on asset dispositions were $1.9 million lower in the current quarter. Special items in the current quarter consisted of $10.9 million of equity earnings related to gains on the sale of the Dart joint venture, a $0.6 million loss on the sale of investments and a less than $0.1 million loss on the extinguishment of debt. Special items in the prior year quarter consisted of $7.1 million of non-routine professional services fees related to litigation that has now been settled and $0.6 million of equity earnings from the Dart joint venture.

Liquidity
As of June 30, 2019, the Company had $88.4 million in cash balances and $124.3 million of remaining availability under its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) for total liquidity of $212.7 million. As of June 30, 2019, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.5x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio was 2.8x compared to the covenant requirement of not less than 1.75x.
Asset Sale Update
In early July 2019, the Company sold three light twin helicopters and one hangar facility for cash proceeds of $7.3 million, resulting in net gains of $0.8 million.
Capital Commitments
The Company had unfunded capital commitments of $81.3 million as of June 30, 2019. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2020. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2020 and 2021.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, July 31, 2019, to review the results for the second quarter ended June 30, 2019. The conference call can be accessed as follows:
All callers will need to reference the access code 3379381.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 289-0438
Outside the U.S.: Operator Assisted International Dial-In Number: (323) 794-2575
Replay
A telephone replay will be available through August 14, 2019 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through August 14, 2019. The accompanying investor presentation will be available on July 31, 2019 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at https://ir.erahelicopters.com/.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the United States (“U.S.”). In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, India, Mexico, Spain, and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.

Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on U.S. government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings, significant increases in costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2018, Era Group’s quarterly report on Form 10-Q for the period ended June 30, 2019, and Era Group's current reporting on Form 8-K (if any).

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Total revenues	$55,480	$51,293	$52,016	$54,610	$57,728
Costs and expenses:
Operating	38,820	36,696	37,018	36,513	40,332
Administrative and general	8,895	8,875	9,412	8,837	14,806
Depreciation and amortization	9,520	9,450	9,530	9,541	10,116
Total costs and expenses	57,235	55,021	55,960	54,891	65,254
Losses on asset dispositions, net	(68)	(124)	(694)	(148)	(1,997)
Litigation settlement proceeds	—	—	—	42,000	—
Loss on impairment	—	—	(991)	—	—
Operating (loss) income	(1,823)	(3,852)	(5,629)	41,571	(9,523)
Other income (expense):
Interest income	934	752	818	732	346
Interest expense	(3,432)	(3,461)	(3,485)	(3,549)	(3,521)
Loss on sale of investments	(569)	—	—	—	—
Foreign currency gains (losses), net	270	(126)	77	(94)	(1,075)
Loss on debt extinguishment	(13)	—	—	—	—
Other, net	(9)	(11)	33	15	14
Total other income (expense)	(2,819)	(2,846)	(2,557)	(2,896)	(4,236)
Income (loss) before income taxes and equity earnings	(4,642)	(6,698)	(8,186)	38,675	(13,759)
Income tax expense (benefit)	1,394	(1,588)	(1,609)	7,861	(2,574)
Income (loss) before equity earnings	(6,036)	(5,110)	(6,577)	30,814	(11,185)
Equity earnings (losses), net of tax	10,910	(975)	629	465	669
Net income (loss)	4,874	(6,085)	(5,948)	31,279	(10,516)
Net loss attributable to noncontrolling interest in subsidiary	66	142	154	10	137
Net income (loss) attributable to Era Group Inc.	$4,940	$(5,943)	$(5,794)	$31,289	$(10,379)

Basic earnings (loss) per common share	$0.22	$(0.28)	$(0.27)	$1.44	$(0.49)
Diluted earnings (loss) per common share	$0.22	$(0.28)	$(0.27)	$1.44	$(0.49)

Weighted average common shares outstanding, basic	21,448,115	21,323,312	21,251,638	21,215,576	21,199,280
Weighted average common shares outstanding, diluted	21,448,115	21,323,312	21,251,638	21,239,189	21,199,280

EBITDA	$18,286	$4,486	$4,640	$51,498	$201
Adjusted EBITDA	$7,958	$5,461	$5,002	$9,213	$6,678
Adjusted EBITDA excluding asset dispositions	$8,026	$5,585	$5,696	$9,361	$8,675

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Oil and gas:(1)
U.S.	$33,270	$32,466	$33,876	$35,473	$37,771
International	14,499	13,616	13,357	13,665	14,160
Total oil and gas	47,769	46,082	47,233	49,138	51,931
Dry-leasing	4,287	3,463	2,938	2,716	3,256
Emergency response	3,424	1,748	1,845	2,756	2,541
	$55,480	$51,293	$52,016	$54,610	$57,728

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Oil and gas:(1)
U.S.	5,689	5,101	5,235	6,132	6,991
International	2,548	2,224	2,410	2,288	2,185
Total oil and gas	8,237	7,325	7,645	8,420	9,176
Emergency response	90	76	90	108	95
	8,327	7,401	7,735	8,528	9,271
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services, such as firefighting.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$88,430	$49,612	$50,753	$47,631	$15,057
Receivables:
Trade, net of allowance for doubtful accounts	35,658	37,178	37,109	39,488	39,286
Tax receivables	2,680	2,843	3,187	3,117	3,206
Other	16,478	7,204	2,343	2,701	1,451
Inventories, net	21,004	20,893	20,673	20,157	20,864
Prepaid expenses	2,822	2,233	1,807	2,367	2,548
Total current assets	167,072	119,963	115,872	115,461	82,412
Property and equipment	918,972	918,252	917,161	927,477	923,249
Accumulated depreciation	(336,825)	(327,444)	(317,967)	(314,736)	(305,745)
Net property and equipment	582,147	590,808	599,194	612,741	617,504
Operating lease right-of-use	8,080	8,460	—	—	—
Equity investments and advances	—	24,427	27,112	26,600	30,982
Intangible assets	1,098	1,102	1,107	1,111	1,115
Other assets	6,487	21,081	21,578	18,421	18,680
Total assets	$764,884	$765,841	$764,863	$774,334	$750,693

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,467	$12,643	$13,161	$10,438	$17,246
Accrued wages and benefits	8,222	5,524	9,267	8,605	7,516
Accrued interest	536	3,376	569	3,404	545
Accrued income taxes	938	2,874	973	2,993	40
Current portion of long-term debt	1,859	1,938	2,058	2,158	2,257
Accrued other taxes	1,410	1,414	1,268	2,396	1,965
Accrued contingencies	647	656	630	1,014	946
Other current liabilities	2,902	3,092	878	1,033	3,224
Total current liabilities	29,981	31,517	28,804	32,041	33,739
Long-term debt	158,981	159,961	160,217	160,476	172,787
Deferred income taxes	106,929	104,824	108,357	108,138	103,303
Operating lease liabilities	6,387	6,773	—	—	—
Deferred gains and other liabilities	850	721	747	1,753	1,350
Total liabilities	303,128	303,796	298,125	302,408	311,179

Redeemable noncontrolling interest	3,094	3,160	3,302	3,456	3,466
Equity:
Era Group Inc. stockholders’ equity:
Common stock	224	224	219	219	219
Additional paid-in capital	449,687	448,690	447,298	447,013	445,885
Retained earnings	17,282	12,342	18,285	24,079	(7,210)
Treasury shares, at cost	(8,531)	(2,481)	(2,476)	(2,951)	(2,951)
Accumulated other comprehensive income, net of tax	—	110	110	110	105
Total equity	458,662	458,885	463,436	468,470	436,048
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$764,884	$765,841	$764,863	$774,334	$750,693

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Net income (loss)	$4,874	$(6,085)	$(5,948)	$31,279	$(10,516)
Depreciation and amortization	9,520	9,450	9,530	9,541	10,116
Interest income	(934)	(752)	(818)	(732)	(346)
Interest expense	3,432	3,461	3,485	3,549	3,521
Income tax expense (benefit)	1,394	(1,588)	(1,609)	7,861	(2,574)
EBITDA	$18,286	$4,486	$4,640	$51,498	$201
Special items (1)	(10,328)	975	362	(42,285)	6,477
Adjusted EBITDA	$7,958	$5,461	$5,002	$9,213	$6,678
Losses (gains) on asset dispositions, net	68	124	694	148	1,997
Adjusted EBITDA excluding asset dispositions	$8,026	$5,585	$5,696	$9,361	$8,675
____________________

(1)	Special items include the following:

•	Equity earnings (losses) of $10.9 million, $(1.0) million, $0.6 million, $0.5 million and $0.7 million, in Q2 2019, Q1 2019, Q4 2018, Q3 2018 and Q2 2018, respectively;

•	In the three months ended June 30, 2019, a $0.6 million loss on the sale of corporate securities and a less than $0.1 million loss on the extinguishment of debt;

•	In the three months ended December 31, 2018, a non-cash impairment charge of $1.0 million related to the impairment of the Company’s last remaining H225 helicopter;

•	Non-routine litigation expenses related to the H225 helicopters of $0.2 million and $7.1 million in Q3 2018 and Q2 2018, respectively; and

•	In the three months ended September 30, 2018, $42.0 million in litigation settlement proceeds.

Free Cash Flow

	Three Months Ended
	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Net cash provided by operating activities	$7,240	$2,635	$4,002	$45,189	$6,193
Plus: Proceeds from disposition of property and equipment	—	—	70	23	10,000
Less: Purchases of property and equipment	(1,268)	(1,312)	(1,530)	(1,728)	(2,174)
Free cash flow	$5,972	$1,323	$2,542	$43,484	$14,019
Plus: Non-routine litigation expenses(1)	—	—	—	180	7,146
Less: Litigation settlement proceeds(1)	—	—	—	(42,000)	—
Adjusted free cash flow	$5,972	$1,323	$2,542	$1,664	$21,165

ERA GROUP INC. FLEET COUNT (1) (unaudited)

	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
Heavy:
S92	4	4	4	4	4
H225	1	1	1	2	2
AW189	4	4	4	4	4
	9	9	9	10	10

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	5	5	5	5	5
	46	46	46	46	46

Light—twin engine:
A109	7	7	7	7	7
EC135(2)	13	13	13	15	15
BK117	—	—	—	—	2
BO105	3	3	3	3	3
	23	23	23	25	27

Light—single engine:
A119	13	13	13	13	13
AS350	17	17	17	17	17
	30	30	30	30	30
Total Helicopters	108	108	108	111	113
____________________

(1)	Includes all owned, joint ventured and leased-in helicopters.

(2)	Three EC135 helicopters were sold in July 2019.